Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2013 RESULTS

Earnings on par with prior year

as benefits from footprint optimization offset soft demand

PERRYSBURG, Ohio (July 24, 2013) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ending June 30, 2013.

Highlights

•      Second quarter 2013 earnings from continuing operations attributable to the Company were $0.81 per share (diluted), compared with $0.81 per share in the same period of 2012. (1)

•      Operating profits in Europe and Asia Pacific were higher, primarily driven by the benefits of ongoing footprint optimization.

•      Global volumes were down approximately 1 percent. Wine gains in all regions were more than offset by softness in beer markets.

•      The Company reaffirms its full year 2013 free cash flow outlook of at least $300 million.

Commenting on the Company’s second quarter results, Chairman and Chief Executive Officer Al Stroucken said, “The Company performed in line with our expectations, notwithstanding weaker than expected demand. We are squarely focused on execution, especially asset optimization and wine share recovery in Europe, as well as labor productivity savings in North America. These actions are allowing us to achieve our targets despite headwinds.”

Operational highlights

Net sales in the second quarter of 2013 were $1.78 billion, similar to the prior year second quarter. Volume, in terms of tonnes shipped, decreased by 1 percent year-over-year. Unfavorable weather conditions in Europe and North America, as well as macroeconomic pressures in South America, led to lower beer volumes globally. This was partially offset by global gains in wine and double digit growth overall in Southeast Asia. The 2 percent increase in sales prices globally offset cost inflation.

In the second quarter of 2013, segment operating profit was $267 million, in line with the prior year. The Company achieved improved profitability in Europe and Asia Pacific due to ongoing actions to optimize its footprint. South America’s profit was negatively impacted by a higher level of planned furnace rebuilds.

(1)  In the second quarter of 2013 and the corresponding period of 2012, adjusted earnings were equal to GAAP earnings. Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations, as cited in Note 1 in this release.

Financial highlights

Net interest expense was $4 million lower than the prior year, primarily due to debt reduction and lower interest rates as the Company continues to strengthen its financial flexibility.

The Company’s leverage ratio (net debt to EBITDA) was 2.9 times at the end of the second quarter of 2013, compared with 2.8 times in the previous year quarter. The Company expects to improve its leverage ratio to approximately 2.5 times by the end of the year.

During the quarter, the Company continued to execute on its capital allocation priorities by purchasing approximately $10 million of outstanding stock.

Outlook

Commenting on the Company’s outlook, Stroucken said, “Our plans called for an environment marked by slow growth globally and macroeconomic volatility. We are seeing just that, with modest contraction in Europe, stability in North America, and slower expansion in South America. Currency headwinds, however, particularly in Brazil and Australia, are more pronounced than expected.

“We will continue to execute on our priorities that impact the bottom line in the near term, principally structural cost reductions, asset optimization, and managing production volatility. In the back half of the year, we expect higher volumes globally, partly driven by our efforts to recapture wine share in Europe. We remain steadfast in our commitment to generate higher earnings and cash flow, and to allocate capital in ways that enhance our financial flexibility and generate shareholder value.”

Management continues to expect free cash flow of at least $300 million in 2013. The Company has tightened the expected range of adjusted EPS in 2013 to $2.65 to $2.85 per share based on results to date, aforementioned currency and macroeconomic headwinds, and concerted management actions to reduce costs.

Note 1

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30
	2013		2012
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$135	$0.81	$134	$0.81
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Restructuring, asset impairment and related charges	—	—	—	—
Charges for note repurchase premiums and write-off of finance fees	—	—	—	—
Adjusted Net Earnings	$135	$0.81	$134	$0.81

	Six months ended June 30
	2013		2012
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$214	$1.29	$256	$1.54
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Restructuring, asset impairment and related charges	9	0.05	—	—
Charges for note repurchase premiums and write-off of finance fees	11	0.07	—	—
Adjusted Net Earnings	$234	$1.41	$256	$1.54

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.0 billion in 2012, the Company is headquartered in Perrysburg, Ohio, USA, and employs approximately 22,500 people at 79 plants in 21 countries. O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. For more information, visit www.o-i.com or www.glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Australia, Europe and South America disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for July 25, 2013

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Thursday, July 25, 2013, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on July 25. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contact:	Erin Crandall, 567-336-2355 — O-I Investor Relations
Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2013 earnings conference call is currently scheduled for Thursday, October 31, 2013, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net sales	$1,781	$1,766	$3,422	$3,505
Manufacturing, shipping and delivery expense	(1,412)	(1,390)	(2,734)	(2,751)

Gross profit	369	376	688	754

Selling and administrative expense	(129)	(139)	(258)	(279)
Research, development and engineering expense	(15)	(17)	(30)	(32)
Interest expense (a)	(57)	(62)	(128)	(126)
Interest income	1	2	4	5
Equity earnings	16	18	33	31
Royalties and net technical assistance	4	5	8	9
Other income	3	4	6	6
Other expense (b)	(15)	(8)	(29)	(19)

Earnings from continuing operations before income taxes	177	179	294	349

Provision for income taxes	(37)	(41)	(70)	(85)

Earnings from continuing operations	140	138	224	264

Loss from discontinued operations	(3)	(1)	(13)	(2)

Net earnings	137	137	211	262

Net earnings attributable to noncontrolling interests	(5)	(4)	(10)	(8)

Net earnings attributable to the Company	$132	$133	$201	$254

Amounts attributable to the Company:
Earnings from continuing operations	$135	$134	$214	$256
Loss from discontinued operations	(3)	(1)	(13)	(2)
Net earnings	$132	$133	$201	$254

Basic earnings per share:
Earnings from continuing operations	$0.82	$0.82	$1.30	$1.56
Loss from discontinued operations	(0.02)	(0.01)	(0.08)	(0.02)
Net earnings	$0.80	$0.81	$1.22	$1.54

Weighted average shares outstanding (000s)	164,369	164,799	164,220	164,520

Diluted earnings per share:
Earnings from continuing operations	$0.81	$0.81	$1.29	$1.54
Loss from discontinued operations	(0.02)	(0.01)	(0.08)	(0.02)
Net earnings	$0.79	$0.80	$1.21	$1.52

Diluted average shares (000s)	165,731	165,930	165,617	166,062

(a)                            Amount for the six months ended June 30, 2013 includes charges of $11 million (before and after tax amount attributable to the Company) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of this charge is a reduction in earnings per share of $0.07.

(b)                            Amount for the six months ended June 30, 2013 includes charges of $10 million ($9 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges. The effect of this charge is a reduction in earnings per share of $0.05.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2013	December 31, 2012	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$249	$431	$336
Receivables, less allowances for losses and discounts	1,159	968	1,173
Inventories	1,175	1,139	1,223
Prepaid expenses	110	110	115

Total current assets	2,693	2,648	2,847

Investments and other assets:
Equity investments	290	294	292
Repair parts inventories	129	133	149
Pension assets			115
Deposits, receivables and other assets	667	675	687
Goodwill	2,031	2,079	2,023

Total other assets	3,117	3,181	3,266

Property, plant and equipment, at cost	6,420	6,667	6,777
Less accumulated depreciation	3,820	3,898	4,056

Net property, plant and equipment	2,600	2,769	2,721

Total assets	$8,410	$8,598	$8,834

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$437	$319	$452
Current portion of asbestos-related liabilities	155	155	165
Accounts payable	982	1,032	909
Other liabilities	545	656	588

Total current liabilities	2,119	2,162	2,114

Long-term debt	3,336	3,454	3,567
Deferred taxes	190	182	204
Pension benefits	805	846	817
Nonpension postretirement benefits	199	264	266
Other liabilities	310	329	374
Asbestos-related liabilities	257	306	248
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	3,018	3,005	3,000
Treasury stock, at cost	(433)	(425)	(402)
Retained earnings (loss)	6	(195)	(125)
Accumulated other comprehensive loss	(1,559)	(1,506)	(1,373)

Total share owners’ equity of the Company	1,034	881	1,102
Noncontrolling interests	160	174	142

Total share owners’ equity	1,194	1,055	1,244

Total liabilities and share owners’ equity	$8,410	$8,598	$8,834

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net earnings	$137	$137	$211	$262
Loss from discontinued operations	3	1	13	2
Non-cash charges:
Depreciation	90	94	180	191
Amortization of intangibles and other deferred items	10	8	19	16
Amortization of finance fees and debt discount	8	8	16	16
Pension expense	26	22	52	44
Restructuring, asset impairment and related charges			10
Other	3	21	34	31
Pension contributions	(10)	(22)	(17)	(39)
Asbestos-related payments	(32)	(28)	(49)	(58)
Cash paid for restructuring activities	(13)	(10)	(47)	(40)
Other changes in non-current assets and liabilities	(16)	(26)	(49)	(39)
Change in components of working capital	(50)	(105)	(351)	(380)
Cash provided by continuing operating activities	156	100	22	6
Cash utilized in discontinued operating activities	(3)	(1)	(5)	(2)
Total cash provided by operating activities	153	99	17	4
Cash flows from investing activities:
Additions to property, plant and equipment	(70)	(51)	(164)	(124)
Acquisitions, net of cash acquired	—			(5)
Net cash proceeds related to sale of assets and other	6	9	6	20
Proceeds from collection of (payments to fund) minority partner loan	(4)	9	(4)	9
Cash utilized in investing activities	(68)	(33)	(162)	(100)
Cash flows from financing activities:
Additions to long-term debt	35		674	119
Repayments of long-term debt	(241)	(66)	(724)	(128)
Increase in short-term loans	55	51	59	31
Net receipts (payments) for hedging activity	(6)	19	(6)	27
Payment of finance fees	(2)		(7)
Dividends paid to noncontrolling interests	(21)	(23)	(21)	(23)
Treasury shares purchased	(10)		(10)
Issuance of common stock and other	2	1	6	1
Cash provided by (utilized in) financing activities	(188)	(18)	(29)	27
Effect of exchange rate fluctuations on cash	(7)	(11)	(8)	5
Increase (decrease) in cash	(110)	37	(182)	(64)
Cash at beginning of period	359	299	431	400
Cash at end of period	$249	$336	$249	$336

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net sales:

Europe	$746	$731	$1,396	$1,436
North America	527	516	996	998
South America	269	282	538	559
Asia Pacific	231	230	478	487

Reportable segment totals	1,773	1,759	3,408	3,480

Other	8	7	14	25

Net sales	$1,781	$1,766	$3,422	$3,505

Segment operating profit (a):

Europe	$111	$107	$170	$215
North America	93	96	167	174
South America	37	47	90	85
Asia Pacific	26	16	66	52

Reportable segment totals	267	266	493	526

Items excluded from segment operating profit:
Retained corporate costs and other	(34)	(27)	(65)	(56)
Restructuring, asset impairment and related charges	—		(10)

Interest income	1	2	4	5
Interest expense	(57)	(62)	(128)	(126)
Earnings from continuing operations before income taxes	$177	$179	$294	$349

The following notes relate to segment operating profit:

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from segment operating profit to earnings from continuing operations before income taxes is included in the tables above.